December 13, 2019 Notice of Resignation

Richard and Frank,

This letter is inform you of my resignation from First Capital Real Estate Trust Incorporated (“Company”) and its affiliate entities as the Chairman and Chief Executive Officer. After the last four years, I’m pleased to report I have found a buyer for our Company’s Common and Preferred Shareholders and Operating Partnership Unit holders. I have negotiated an exit price of $20.00 per share for our shareholders, a gain over their original share pricing paid of $10.45 and $12.49 per share respectively.

As I step down from the Company, I’ve asked Forum Partners to lead the Company’s next steps in partnership with the board by bringing in an interim management team, completing the financial filings of the Company into 1st Quarter 2020 and the shareholder proxy to complete the buyout.

Given the history of the Company going back to the original sponsor, United Realty Trust Incorporated, I feel this is the best outcome for our shareholders collectively.

I appreciate you both stepping into the board roles during a challenging time for the Company, look forward to our shareholders exiting the Company with healthy returns and the Company launching into its next phase led by two institutional partners.

Sincerely,

/s/ Suneet Singal

Suneet Singal